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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                        ---------------------------------

                                    FORM 8-K

                        ---------------------------------

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 31, 2003

                           THE TOWN AND COUNTRY TRUST

             (Exact name of registrant as specified in its charter)

Maryland                        001-12056         52-6613091
(State or other jurisdiction    (Commission       (IRS Employer
 of incorporation)              File Number)      Identification No.)


100 S. Charles Street, Baltimore, MD              21201
(Address of principal executive offices)          (Zip Code)

       Registrant's telephone number, including area code: (410) 539-7600
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ITEM 5.     OTHER EVENTS

            On July 31, 2003, The Town and Country Trust (the "Company") announced that it has sold three Baltimore apartment communities containing a total of 1,449 apartments in separate but related transactions for a total sales price of $66.3 million. The weighted average age of the apartments sold was 36.6 years. In connection with the sales, for financial reporting purposes the Company will report an aggregate gain estimated at approximately $40 million.

            The properties were sold in separate transactions, each structured to qualify as a tax deferred exchange under Section 1031 of the Internal Revenue Code, which should enable the Company to defer substantially all of the related capital gains for income tax purposes. The sale of these properties completes the exchange through which the Company acquired The Courts of Avalon and The Excalibur at Avalon, both located in Pikesville, Maryland, an upscale Baltimore suburb, as previously announced on May 7, 2003. With the completion of the exchange, the Company has repaid approximately $38.8 million of bridge financing provided by Manufacturers and Traders Trust Company.

            As of July 31, 2003, the Company had approximately $506.1 million of debt outstanding (without giving effect to the Company's previously announced sale of convertible senior notes, which is expected to close on August 4, 2003). Approximately $90 million of the Company's debt is floating rate debt. The Company intends to repay approximately $6 million of its floating rate debt, which bears interest at a rate of 2.42%, at maturity on October 1, 2003. The remaining approximately $84 million of floating rate debt bears interest at a weighted average rate of 2.02% and matures on January 1 and February 1, 2004. The Company expects to reborrow those amounts at maturity.

ITEM 7.     EXHIBITS

99.1 Press Release issued by The Town and Country Trust dated July 31, 2003, titled "The Town and Country Trust Sells Three Baltimore Apartment Communities."





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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, The Town and Country Trust has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            By:      /s/ Alan W. Lasker
                                                 -------------------------------
                                                     Alan W. Lasker
                                                     Senior Vice President
                                                     and Chief Financial Officer

Dated:  August 4, 2003



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